Exhibit 21

Subsidiaries of ANN INC.

AnnTaylor, Inc., incorporated in Delaware
AnnTaylor Sourcing Far East Limited, incorporated in Hong Kong
ANN Canada Inc., incorporated under the federal laws of Canada
AnnTaylor Distribution Services, Inc., incorporated in Delaware
AnnTaylor Travel, Inc., incorporated in Delaware
AnnTaylor Retail, Inc., incorporated in Florida
Annco, Inc., incorporated in Delaware
AnnTaylor of Puerto Rico, Inc., incorporated in Puerto Rico
ANN Card Services, Inc., incorporated in Florida